CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Limited-Term Government Fund:

We consent to the use in this Registration Statement of Oppenheimer Limited-Term Government Fund, of our report dated November 17, 2009, relating to the financial statements and financial highlights of Oppenheimer Limited-Term Government Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings “Financial Highlights” appearing in the Prospectus, which is also part of such Registration Statement and “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information.

                                                                           /s/ KPMG LLP
                                                                           KPMG LLP

Denver, Colorado

January 25, 2010